FOR IMMEDIATE RELEASE
---------------------

Contact:  Brian W. Boone
          Treasurer/Investor Relations
          (405) 516-8164



                    LOGIX COMMUNICATIONS ENTERPRISES, INC.
                       REPORTS 1999 OPERATING RESULTS

OKLAHOMA CITY, OK - MARCH 30, 2000 - Logix Communications Enterprises, Inc. today reported financial results for the year ended and quarter ended December 31, 1999.

Consolidated revenues for the year ended December 31, 1999 were $113.3 million, an increase of $45.6 million, or 67.3%, from $67.7 million in 1998. On a pro forma1 basis, consolidated revenues for 1999 were $113.3 million, an increase of $8.4 million, or 8.0%, from $104.9 million for 1998. Consolidated revenues for the fourth quarter 1999 increased to $27.9 million, a 1% increase from $27.5 million in the fourth quarter of 1998.

Revenue related to the integrated communications provider (ICP) segment was $97.6 million for the year ended December 31, 1999, or an 87.4% increase from $52.1 million in 1998. Approximately $37.1 million of the growth was the result of acquisitions. The ICP segment provides competitive telecommunication services primarily to small and medium-sized business customers. Revenue related to the incumbent local exchange carrier (ILEC) segment was $15.6 million for each of the years ended December 31, 1999 and 1998. The ILEC segment continues to show stability through steady access line growth, offset by a slight decrease in support revenue. The ILEC segment provides regulated wireline telephone services primarily to rural residential customers.

Earnings before interest expense, income taxes, depreciation and amortization, other income and changes in accounting principles (EBITDA) was a deficit of $37.7 million in 1999 compared to an EBITDA deficit of $7.7 million on a historical basis, and deficit of $4.2 million on a pro forma basis in the same period of 1998, respectively. The fourth quarter of 1999 also reflected an EBITDA deficit of $14.9 million compared to a $4.8 million EBITDA deficit for the comparable period of 1998.

"Our company's 1999 results reflect an effort to transition from a resale strategy to a facilities-based strategy," said Albert H. Pharis, Jr., chief executive officer of Logix. "Our focus in 2000 will concentrate on efforts to realign ourselves with core product offerings, drive costs out of the network and ensure we deliver the highest quality services possible."

--------

(1) Pro forma information reflects the result of the Company's operations including American Telco, Inc., SysComm Design, Inc. and Zenex Communications, Inc. as if the acquisitions had occurred at the beginning of the period.

OPERATIONAL HIGHLIGHTS:

In October 1999, Logix opened new sales offices in Springfield, Mo., St. Louis, Mo., Kansas City, Mo. and Little Rock, Ark. During 1999, Logix launched several new product sets including the Direct T-SM- Companion, offering larger customers the flexibility of voice, data and customer premise equipment as a bundled set, as well as the Small Business Suite, offering small businesses local and long distance services combined with an impressive package of calling features. In addition, the company installed Nortel DMS-500 switches in Austin, Texas, Dallas, Texas and Houston, Texas, a Nortel DMS-100 switch in San Antonio, Texas, Tulsa, Okla. and a Nortel DMS-10 switch in Amarillo, Texas. As a result of the extensive network Logix deployed during 1999, the Company significantly reduced the percentage of resale net access line additions in the first quarter of 1999 and achieved 100% facilities-based net access line additions during the remainder of 1999.

Also in 1999, Logix's ILEC segment completed an upgrade of the ILEC network to new digital switching equipment. The new switching platform is supported by Logix's Nortel DMS-500 switch in Oklahoma City. As a result of these changes, several Nortel DMS-10 switches were decommissioned in the fourth quarter of 1999.

FINANCING ACTIVITY:

On March 16, 2000, the company received $30 million in additional funding from Dobson CC Limited Partnership, the controlling shareholder of Logix. The funds received from this financing were used to repay $10 million of the company's $50 million bank facility and to fund operations.

On March 30, 2000, the Company issued 90,000 shares of 15% Class A Preferred Stock to Dobson CC Limited Partnership manditorily redeemable in 2010 for $1,000 per share. The net proceeds from the preferred stock were used to fully repay the company's $50 million bank facility and to convert the amount outstanding under the Dobson CC Limited Partnership credit facility to preferred stock.

LOGIX SEGMENT DISTRIBUTION:

On January 24, 2000, Dobson Communications Corporations distributed Logix's stock to certain of Dobson Communications' shareholders. The spin-off completes a plan to separate Dobson's wireline and wireless business segments. The spin-off allows each entity to pursue its own strategic objectives on an individual basis while continuing to provide quality service to its customers. Logix has its own management team and is operated and financed independently from Dobson.



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

SENIOR MANAGEMENT ADDITIONS:

In October 1999, Albert H. Pharis, Jr. joined Logix as chief executive officer. Pharis previously served as president, chief executive officer and director of Sygnet Wireless, Inc. from 1985 to 1998. He has been a member of Logix's board of directors since December 1998.

In March 2000, Matthew L. Asmus was promoted to executive vice president and chief operating officer. Asmus recently served as senior vice president of operations and vice president of services. Prior to joining Logix, Asmus worked for American Telco, Inc. from 1991 to 1998. He was responsible for field service operations, dedicated access services, operator services and carrier access billing. Asmus holds a bachelor's degree in business administration from Sam Houston University. Asmus replaces William J. Hoffman, Jr. who ceased to be an employee in March 2000.

In March 2000, Craig T. Sheetz joined Logix as executive vice president and chief financial officer. Sheetz served as executive vice president and chief operating officer of Dobson Communications Corporation since 1998. Sheetz previously served as vice president, chief financial officer and treasurer of Sygnet Wireless, Inc. from 1990 to 1998. Sheetz holds a bachelor's of arts degree from Albion College and a Master's degree in business administration from the University of Rochester. Sheetz replaces Geoffrey M. Boyd who ceased to be an employee in March 2000.

FINANCIAL HIGHLIGHTS:

The following annual and quarterly highlight information provided on a pro forma basis reflects the results of the company's operations as if the American Telco, Inc., SysComm Design, Inc. and Zenex Communications acquisitions had occurred on January 1, 1998.

                                            ACTUAL                        ACTUAL                    PRO FORMA
                                     FOR THE QUARTER ENDED          FOR THE YEAR ENDED          FOR THE YEAR ENDED
                                          DECEMBER 31,                 DECEMBER 31,                DECEMBER 31,
                                     ---------------------         --------------------         ------------------
                                     1999            1998          1999            1998         1999          1998
                                     ----            ----          ----            ----         ----          ----
                                                                     ($ in thousands)
                                  -----------------------------------------------------------------------------------
ICP Revenue                       $ 23,793         $23,489      $ 97,644        $52,099       $ 97,644       $ 89,300
ILEC Revenue                         4,133           4,038        15,642         15,604         15,642         15,604
                                  --------         -------      --------        -------       --------       --------
Total Revenue                       27,926          27,527       113,286         67,703        113,286        104,904
EBITDA                             (14,893)         (4,787)      (37,671)        (7,715)       (37,671)        (4,152)


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

                                                                      PRO FORMA QUARTERLY INFORMATION
                                                                           FOR THE QUARTER ENDED:
                                              12/31/98(A)      3/31/99           6/30/99        9/30/99        12/31/99
                                              -----------      -------           -------        -------        --------
                                                                           ($ in thousands)
                                              -------------------------------------------------------------------------
Revenue

    ICP Revenue                               $ 24,345        $ 24,552          $ 24,716       $ 24,583        $ 23,793
    ILEC Revenue                                 4,038           4,002             3,471          4,036           4,133
                                              --------        --------          --------       --------        --------
Total Revenue                                   28,383          28,554            28,187         28,619          27,926

Costs & Expenses

    ICP Cost of Service and Equipment         $ 18,988        $ 20,085          $ 21,001       $ 23,006        $ 21,238
    ILEC Cost of Service                           651             210               251            324           1,465
                                              --------        --------          --------       --------        --------
Total Cost of Service                         $ 19,639        $ 20,295          $ 21,252       $ 23,330        $ 22,703
    Selling, General & Admin.                   14,630          13,299            14,166         15,796          20,116
                                              --------        --------          --------       --------        --------
Total Costs & Expenses                        $ 34,269        $ 33,594          $ 35,418       $ 39,126        $ 42,819
                                              --------        --------          --------       --------        --------

EBITDA
     ICP EBITDA                               $ (8,225)       $ (7,941)         $ (9,335)      $(13,069)       $(16,304)
     ILEC EBITDA                                 2,339           2,901             2,104          2,562           1,411
                                              --------        --------          --------       --------        --------
Total EBITDA                                  $ (5,886)       $ (5,040)         $ (7,231)      $(10,507)       $(14,893)
                                              ========        ========          ========       ========        ========


Gross Margin(B)                                   30.8%           28.9%             24.6%          18.5%           18.7%

Access Lines(C)
     Facilities-based                           20,249          25,339            30,097         49,362          65,094
     Resale                                     32,016          32,481            32,015         18,620          15,072
                                              --------        --------          --------       --------        --------
Total Access Lines                              52,265          57,820            62,112         67,982          80,166

Access Line Net Additions

     Facilities-based                            2,446           5,090             6,676         17,347          15,732
     Resale                                      5,437             465            (2,384)       (11,477)         (3,548)
                                              --------        --------          --------       --------        --------
Total Net Additions                              7,883           5,555             4,292          5,870          12,184

Percentage of Net Additions
     Facilities-based                             31.0%           91.6%            100.0%         100.0%          100.0%
     Resale                                       69.0%            8.4%                -              -               -

Voice Switches(D)                                   38              40                44             43              47(E)

ATM Switches(D)                                     14              17                24             26              26

Central Office Co-Locates                            3              22                29             31              31

Fiber Route Miles                                  819             819               836            836             836

Fiber Miles                                     21,186          21,186            21,522         21,522          21,522

Gross PP&E                                    $127,238        $137,138          $154,937       $164,753        $172,314

-----------------------

(A) Certain prior year numbers have been conformed to current year presentation.

(B) Gross margin is calculated as total revenue less total cost of service divided by total revenue.

(C) Access Lines is defined as actual DSO equivalents provisioned (no credit given to unused trunk capacity).

(D) Represents voice or ATM switches installed and in services.

(E) Includes nine Nortel DMS-10 switches decommissioned in the fourth quarter of 1999.



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

Logix will host a conference call on Friday, March 31, at 11 a.m. Eastern Standard Time to discuss the company's 1999 results. To participate in this conference, call (888) 868-9080, Confirmation Code- Logix. A replay will be available immediately after the original call through 5 p.m. Eastern Standard Time on April 7 by calling (888) 695-7640, Confirmation Code- Logix.

The company's 1999 Annual Report on Form 10-K will be available, without charge, to investors, security analysts, and other members of the investment community. Please contact Brian W. Boone, Treasurer/Investor Relations, at
(405) 516-8164 for further information.

Logix Communications is an integrated provider of information technology and telecommunications services to businesses throughout the southwest. Logix provides a comprehensive range of voice services, advanced data services, Internet services and customer premise equipment. Logix news and information are available at www.logixcom.com.

THE INFORMATION IN THIS RELEASE INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED UPON ASSUMPTIONS THAT IN THE FUTURE MAY PROVE NOT TO HAVE BEEN ACCURATE. THOSE STATEMENTS, AND THE COMPANY'S BUSINESS AND PROSPECTS, ARE SUBJECT TO A NUMBER OF RISKS INCLUDING FUNDING THE SUBSTANTIAL OPERATING AND CAPITAL EXPENDITURE REQUIREMENTS OF THE BUSINESS, COMPETITION, GOVERNMENT REGULATION AND THE ABILITY OF THE COMPANY TO IMPLEMENT AND CONTINUE ITS BUSINESS STRATEGY. THESE AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S DOCUMENTS AND REPORTS THAT ARE AVAILABLE FROM THE SECURITIES AND EXCHANGE COMMISSION.



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